Exhibit 99.1
FOR IMMEDIATE RELEASE:
DATE: February 9, 2016

Media Relations
CONTACT: Diane Johnson
PHONE: 412-248-8220

Investor Relations
CONTACT: Kelly Boyer
PHONE: 412-248-8287

MSA SAFETY INC., CHAIRMAN, PRESIDENT AND CEO
WILLIAM M. LAMBERT
JOINS KENNAMETAL BOARD OF DIRECTORS

PITTSBURGH, Pa., Feb. 9, 2016 – Kennametal Inc. (NYSE: KMT) today announced the election of William M. Lambert to its board of directors.

Mr. Lambert, age 57, serves as the chairman, president and chief executive officer of MSA Safety Inc.

“We are pleased to welcome Bill Lambert as a member of Kennametal’s board of directors,” said Larry Stranghoener, Kennametal chairman. "Bill brings a reputation for innovation and a winning track record at driving profitable growth at MSA.”

Mr. Lambert joined MSA Safety in 1981, and under his leadership the company expanded its global footprint and leveraged its best-in-class technologies to become a worldwide leader in supplied-air respiratory protection systems, industrial head protection, gas and flame detection technology, and fall protection systems, serving the oil and gas, mining, construction, utility and municipal fire service markets.

In addition to his MSA responsibilities, Mr. Lambert is on the Board of Trustees of the Manufacturers Alliance for Productivity and Innovation (MAPI). He also serves as Chairman of the Senator John Heinz History Center of Western Pennsylvania, Chairman of the Pittsburgh Civic Light Opera, and serves on the business board of advisors to Carnegie-Mellon University’s Tepper School of Business.

Mr. Lambert earned an MBA at Carnegie Mellon University and a Bachelor of Science degree in Mechanical Engineering at Pennsylvania State University.

Kennametal Inc. | 600 Grant Street, Suite 5100 | Pittsburgh, PA 15219 | www.kennametal.com

About Kennametal
At the forefront of advanced materials innovation for more than 75 years, Kennametal Inc. is a global industrial technology leader delivering productivity to customers through materials science, tooling and wear-resistant solutions. Customers across aerospace, earthworks, energy, general engineering and transportation turn to Kennametal to help them manufacture with precision and efficiency. Every day nearly 12,000 employees are helping customers in more than 60 countries stay competitive. Kennametal generated more than $2.6 billion in revenues in fiscal 2015. Learn more at www.kennametal.com.

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Kennametal Inc. | 600 Grant Street, Suite 5100 | Pittsburgh, PA 15219 | www.kennametal.com